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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSSION
                             Washington, D.C. 20549

                                  Form 12-b-25

                        COMMISSION FILE NUMBER: 000-24755
                          NOTIFICATION OF LATE FILING



(Check  One):    [_X_]  Form  10-K      [__]  Form  20-F       [__]  Form  11-K
                 [__]  Form  10-Q       [__]  Form  N-SAR

     For  Period  Ended:     December  31,  2002

     [__]     Transition  Report  on  Form  10-K
     [__]     Transition  Report  on  Form  20-F
     [__]     Transition  Report  on  Form  11-K
     [__]     Transition  Report  on  Form  10-Q
     [__]     Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended: __________________________________

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Read  Instructions  (on back page) Before Preparing Form.  Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART  I  -  REGISTRANT  INFORMATION

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Full  Name  of  Registrant

     UNIVERSAL  GUARDIAN  HOLDINGS,  INC.

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Former  Name  if  Applicable

     HOLLYWOOD  PARTNERS.COM,  INC.

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Address  of  Principal  Executive  Office  (Street  and  Number)

     5759  Fleet  Street,  Suite  110

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City,  State  and  Zip  Code

     Carlsbad,  California  92008

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PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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[x]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.
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PART  III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED).

                                                 (ATTACH EXTRA SHEETS IF NEEDED)

                                                                SEC 1344 (11-91)

The Form 10-KSB for the year ended December 31, 2002 for Universal Guardian Holdings, Inc. (Formerly Hollywood Partners.com, Inc.) could not be filed within the prescribed period because the Company was unable to complete certain information critical to filing a timely and accurate report on the internal financial aspects of the Company. Such inability could not have been eliminated by the registrant without unreasonable effort or expense.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

RICHARD E. FIELDS                             760                 579-0808
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          (Name)                         (Area  Code)     (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If the answer
     is no, identify report(s).     [ X ] Yes     [__]  No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons by a reasonable estimate of the results cannot be made.

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                        UNIVERSAL GUARDIAN HOLDINGS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     MARCH  31,  2003            By  /s/   Richard  E. Fields
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                                     Richard  E. Fields, Chief Financial Officer



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